UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 10, 2011

LivePerson, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue
New York, New York 10018
(Address of principal executive
offices, with zip code)

(212) 609-4200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

LivePerson, Inc. (the “Registrant”) issued a press release announcing that trading of its shares of common stock on the Tel Aviv Stock Exchange (“TASE”) commenced on March 13, 2011.  The Registrant’s pursuit of dual listing on the TASE was previously announced.  A copy of the press release issued by the Registrant is included herewith as Exhibit 99.1 and is incorporated herein by reference.  The Registrant’s common stock will continue to be listed on the NASDAQ Capital Market in the United States, and LivePerson will remain subject to the rules and regulations of NASDAQ and of the U.S. Securities and Exchange Commission.

The information in this item of this Current Report on Form 8-K shall not be incorporated by reference into any filing of LivePerson, Inc. with the U.S. Securities and Exchange Commission, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this report and the accompanying exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01.	Other Events

LivePerson, Inc. Chief Executive Officer Robert P. LoCascio advised the company that, in order to achieve diversification and liquidity in his financial portfolio, he entered into a written plan for automated selling of a portion of his shares of LivePerson’s stock, which plan is designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in accordance with LivePerson’s Insider Trading Policy. Among other things, LivePerson’s Insider Trading Policy allows an employee to implement a written trading plan provided such person is not in possession of material non-public information about LivePerson at the time the plan is entered into, consistent with Rule 10b5-1. Mr. LoCascio advised LivePerson that he established his written trading plan during an “open window” under LivePerson’s Insider Trading Policy and that his plan was implemented, in part, to avoid any inference that his future sales would be made on the basis of material non-public information. Mr. LoCascio further advised that his plan provides for selling up to 100,000 shares (subject to, among other things, the volume limitations imposed by applicable securities regulations), which represents approximately 2% of Mr. LoCascio’s current holdings of the company’s common stock and options to purchase the company’s common stock.  Sales will occur under the plan at minimum price thresholds ranging from $11.00 to $12.00 per share applicable to specified installments of the total shares subject to sale.

Separately, LivePerson, Inc. President and Chief Financial Officer Timothy E. Bixby advised the company that, in order to achieve diversification and liquidity in his financial portfolio, he entered into a written plan for automated selling of a portion of his shares of LivePerson’s stock designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in accordance with LivePerson’s Insider Trading Policy. Among other things, LivePerson’s Insider Trading Policy allows an employee to implement a written trading plan provided such person is not in possession of material non-public information about LivePerson at the time the plan is entered into, consistent with Rule 10b5-1. Mr. Bixby advised LivePerson that he established his written trading plan during an “open window” under LivePerson’s Insider Trading Policy and that his plan was implemented, in part, to avoid any inference that his future sales would be made on the basis of material non-public information. Mr. Bixby further advised that his plan provides for selling up to 160,000 shares (subject to, among other things, the volume limitations imposed by applicable securities regulations), which represents approximately 20% of Mr. Bixby’s current holdings of the company’s common stock and options to purchase the company’s common stock.  Sales will occur under the plan at minimum price thresholds ranging from $9.95 to $14.95 per share applicable to specified installments of the total shares subject to sale.

Except as may be required by law, LivePerson does not undertake to report written trading plans established by other LivePerson officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. LoCascio’s plan, Mr. Bixby’s plan, or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: March 14, 2011	By:	/s/ Monica L. Greenberg
Monica L. Greenberg Senior Vice President, Business Affairs and General Counsel

EXHIBIT INDEX

99.1	Press release issued March 13, 2011.